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                                                                EXHIBIT 12(A)

                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                 YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------------------
                                            1991            1992            1993            1994            1995
                                            ----            ----            ----            ----            ----
                                                        (THOUSANDS OF DOLLARS EXCEPT RATIOS)
Net Income for the Period ............  $321,512        $302,748        $297,160        $320,757        $314,107
                                        --------        --------        --------        --------        --------
Add:
Taxes Based on Income ................   218,954         197,009         182,716         203,827         207,734
                                        --------        --------        --------        --------        --------
Fixed Charges:
   Interest on Debt ..................   163,061         125,798         124,430         135,608         129,239(*)
   Amortization of Premium
      and Discount, Less
      Expense, on Debt; and
      Bond Defeasance Cost ...........     4,148           9,521           5,170           5,504           5,502
   Rentals (See Note) ................     1,171             908           1,314           1,299           3,330
                                        --------        --------        --------        --------        --------
         Total Fixed Charges .........   168,380         136,227         130,914         142,411         138,071
                                        --------        --------        --------        --------        --------

Earnings Available for Fixed
   Charges ...........................  $708,846        $635,984        $610,790        $666,995        $659,912
                                        ========        ========        ========        ========        ========

Ratio of Earnings to Fixes
   Charges ...........................      4.21            4.66            4.66            4.68            4.78
                                        ========        ========        ========        ========        ========


(*) Total annual interest charges on all bonds for the twelve months ended December 31, 1995 was $115,128,000.

Note: Represents the interest factor applicable to rentals.